Aaron's Directors Raise Cash Dividend 12.5%

ATLANTA, February 21, 2022 – The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions, today announced that its Board of Directors has raised its quarterly cash dividend to $0.1125 per share and declared such dividend payable April 5, 2022, to shareholders of record as of the close of business on March 17, 2022. This is an increase of 12.5% from the previous quarterly cash dividend of $0.10 per share.

About Aaron’s
Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions. Aaron's engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, appliances, and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com or Aarons.com.

Media and Investor Contact:
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
Mike.dickerson@aarons.com
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